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                                                                      EXHIBIT 11

                          TRANSCEND THERAPEUTICS, INC.

          STATEMENT RE COMPUTATION OF PRO FORMA LOSS PER COMMON SHARE
                                 (IN THOUSANDS)

                                                                                    SIX MONTHS
                                                                                       ENDED
                                                                  YEAR ENDED         JUNE 30,
                                                                 DECEMBER 31,     ---------------
                                                                     1995         1995      1996
                                                                 ------------     -----     -----
Proforma common stock outstanding beginning of the year........        759          759       763
Issuance of cheap stock(1).....................................        929          929       929
Weighted average common stock issued during period.............          5            5         4
Weighted average common stock issued from conversion of
  preferred stock to common stock, net.........................      2,140        2,138     2,137
                                                                    ------        -----     -----
Weighted average common shares outstanding.....................      3,833        3,831     3,833

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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No.
    83, stock options issued during the twelve month period prior to the initial filing date of the Company's Registration Statement at exercise prices below the assumed midpoint of initial public offering price range have been included in the calculation of common equivalent shares using the treasury stock method, as if they were outstanding for all periods presented.